UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 29, 2026

CNL STRATEGIC RESIDENTIAL CREDIT, INC.

(Exact name of registrant as specified in its charter)

Maryland	000-56755	33-3001463
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification Number)

CNL Center at City Commons

450 South Orange Avenue

Orlando, Florida 32801

(Address of Principal Executive Offices; Zip Code)

Registrant’s telephone number, including area code: (407) 650-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

The information set forth under Item 2.03 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 1.01.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On January 30, 2026, RCRED Craftsman Administrator, LLC (the “Seller”), an indirect, wholly-owned special-purpose financing subsidiary of CNL Strategic Residential Credit, Inc., a Maryland corporation (the “Company”), entered into a Master Repurchase Agreement (together with the related transaction documents, the “Repurchase Agreement”), with Goldman Sachs Bank USA (“Goldman Sachs”), to finance the acquisition by the Seller of eligible loans as more particularly described in the Repurchase Agreement. The Repurchase Agreement provides for asset purchases by Goldman Sachs for a maximum amount of up to $400 million. Advances under the Repurchase Agreement accrue interest at a per annum rate equal to the Term SOFR (as defined in the Repurchase Agreement) plus a price differential margin as agreed upon by Goldman Sachs and Seller for each transaction. The maturity date of the facility is January 30, 2028, unless extended or earlier terminated in accordance with the terms of the Repurchase Agreement. In connection with the Repurchase Agreement, the Company provided a Guaranty (the “Guaranty”), which may become full recourse to the Company upon the occurrence of certain events as described in the Guaranty. The Repurchase Agreement and the Guaranty contain representations, warranties, covenants, events of default and indemnities that are customary for agreements of their type. The foregoing summary description of each of the Repurchase Agreement and the Guaranty does not purport to be complete and is qualified in its entirety by reference to the Repurchase Agreement and Guaranty, copies of which are included as Exhibits 10.1 and 10.2, respectively, to this Current Report and incorporated herein by reference. Any capitalized terms used herein and not defined herein shall have the meanings ascribed to them in the Repurchase Agreement and the Guaranty, as applicable.

Item 3.02	Unregistered Sales of Equity Securities.

On January 29, 2026, the Company held an initial closing for its Private Offering and issued 966,038 shares of Class E common stock and 14,200 shares of Class FA common stock at a purchase price of $25.00 per each share for aggregate gross offering proceeds of approximately $24.5 million. Previously, the Company launched a private offering of Class E, Class FA, Class A, Class T, Class D and Class I common stock (the “Private Offering”) exempt from the registration requirements pursuant to Rule 506(b) under Regulation D of the Securities Act of 1933, as amended (the “Securities Act”). The shares of common stock are offered through the Company’s managing dealer, CNL Securities Corp., a registered broker dealer and an affiliate of CNL Residential Credit Manager, LLC (the “Advisor”). The Company did not pay any selling commissions or managing dealer fees for the Class E common stock or Class FA common stock issued in the initial closing. The initial closing included purchases of $2.4 million for Class E common stock from each of the Advisor and Balbec Capital Holdings, L.P. (“Balbec”), an affiliate of the Company’s sub-advisor, for an aggregate total investment of $2.5 million from each of the Advisor and Balbec.

Item 8.01	Other Events.

Declaration of Distributions

On January 30, 2026, the Company’s board of directors declared a distribution on outstanding shares of our Class E common stock and Class FA common stock which represents an annualized distribution rate of 8.0% based on the Company’s current offering price of $25.00 per share. The annualized distribution rate should not be interpreted as a measure of the Company’s current or future performance or of future distribution declarations. The sources of distributions will be disclosed in the Company’s regular financial reports. The declared cash distributions on the outstanding shares of our common stock are based on a monthly record date, as set forth below:

Distribution Record Date	Distribution Payment Date	Declared Distribution Per Share for Each Share Class
		Class E	Class FA
February 25, 2026	February 26, 2026	$0.166667	$0.166667

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Master Repurchase Agreement dated January 30, 2026, by and between RCRED Craftsman Administrator, LLC, as Seller, and Goldman Sachs Bank USA, as purchaser.

10.2	Guaranty, dated January 30, 2026, made by CNL Strategic Residential Credit, Inc. for the benefit of Goldman Sachs Bank USA.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 3, 2026		CNL Strategic Residential Credit, Inc. a Maryland Corporation

	By:	/s/ Chirag J. Bhavsar
Chirag J. Bhavsar Chief Executive Officer